Exhibit 10.17

                              SERVICES AGREEMENT
                                   BETWEEN
                         SEAFIELD CAPITAL CORPORATION
                                     AND
                     HOME OFFICE REFERENCE LABORATORY, INC.

                              SERVICES AGREEMENT

     THIS SERVICES AGREEMENT (the "Agreement") is made as of January 1, 1993, between Seafield Capital Corporation, a Missouri corporation ("Seafield"), and Home Office Reference Laboratory, Inc., a Delaware corporation ("HORL").

                                 INTRODUCTION

     A. Previously, Seafield (then named BMA Corporation), HORL and others were parties to a Services Agreement, dated as of July 31, 1990 (the "Previous Services Agreement"), pursuant to which Seafield was to provide to HORL and HORL was to purchase from Seafield certain services.

     B. Contemporaneously, Seafield and HORL have entered into an agreement to terminate the Previous Services Agreement, except Section 7 relating to the Transition Agreement, and this Agreement in order to provide for the furnishing of services to HORL in the future by Seafield, the payment of fees and certain other matters.

     ACCORDINGLY, the parties hereto agree as follows:

SECTION 1. EFFECTIVE DATE AND TERMINATION

1.1 Term. This Agreement shall become effective, without further action, on January 1, 1993 (the "Effective Date"). This Agreement shall remain in effect until December 31, 1993, and shall be renewed automatically for successive one-year terms (January 1-December 31) until terminated in accordance with
Section 1.2.

1.2  Termination.  The obligation of Seafield to provide services pursuant to
Section 2 and the provisions of all other Sections of this Agreement other than
Section 6 shall terminate on the earlier of (a) December 31 of the then current term of this Agreement, if 120 days or more prior thereto written notice is given by Seafield or HORL to the other of Seafield's or HORL's intention to terminate this Agreement, or (b) such date as the parties mutually agree to in writing.

SECTION 2. SERVICES

2.1 Administrative Services. Commencing on the Effective Date, and continuing for the period provided in Section 1, Seafield agrees to make available to HORL, to the extent HORL may require, the following services:
     (a) Seafield's corporate secretarial staff for assistance in organizational matters associated with shareholders' meetings and meetings of the board of directors.
     (b) Seafield's treasury staff for financial and investment advice, including, without limitation, advice with respect to raising additional capital, cash management, risk management and investment opportunities.
     (c) Seafield's management staff for assistance in assuring the compliance of qualified benefit plans with relevant government regulations.

2.2 Executive and Marketing Services. Commencing on the Effective Date, and continuing for the period provided in Section 1, Seafield agrees to make available to HORL, to the extent HORL may require, the services of Seafield's senior management to provide policy advice and to attend marketing and client development functions sponsored by HORL and others to promote HORL's laboratory testing services (the Administrative Services described in Section 2.1 hereof and the Executive and Marketing Services described in Section 2.2 hereof are collectively the "Services").

2.3  Limitation on Services.  Notwithstanding anything else contained in this
Section 2:
     (a) The provisions of Sections 2.1 and 2.2 shall apply only to Services that are reasonably required by HORL.
     (b) Seafield need not make available any Services to the extent that doing so would unreasonably interfere with the performance of services for Seafield by any employee of Seafield or would otherwise cause an unreasonable burden to Seafield.

SECTION 3. COST OF SERVICES

3.1 Prices and Billing for Services. HORL shall pay Seafield according to the following formula:
     0.20% of sales less than $50 million, plus
     0.125% of sales of $50 million or more, but less than $100 million plus 0.0625% of sales of $100 million or more.

The percentage fee shall be paid on or before the 45th day following the end of each calendar quarter. In addition, HORL shall reimburse Seafield on a timely basis for the amount of all direct travel expenses reasonably incurred by any Seafield employee in providing Services.

3.2 Outside Professional Services. In addition to amounts to be paid by HORL pursuant to Section 3.1, HORL shall reimburse Seafield for the amount of all reasonable expenses for outside professional services incurred by Seafield for the benefit of HORL, including, without limitation, public accounting, outside legal and outside marketing services.

SECTION 4. LIMITATION OF LIABILITY

The liability of Seafield to HORL for any loss or damage, whether direct or indirect, arising in connection with Seafield's providing Services to HORL pursuant to Section 2 shall not exceed the highest amount paid or payable by HORL to Seafield for Services during any quarter in the year in which the act or omission that caused such loss or damage occurred. IN NO EVENT WILL SEAFIELD BE LIABLE TO HORL FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY.

SECTION 5. FORCE MAJEURE

Seafield shall be excused for failure to provide the Services pursuant to
Section 2 to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure, including, without limitation, delays arising from fire, earthquake, flood or other acts of God, acts or orders of a government, agency or instrumentality thereof, acts of a public enemy, riots, embargoes, strikes or other concerted acts of workers (whether of Seafield or other persons), casualties or accidents, failure or delay in deliveries of materials or transportation, shortage of cars, trucks, fuel, power, labor or materials, telecommunications failure or any other causes, circumstances or contingencies, within or without the United States of America, that are beyond the reasonable control of Seafield. Notwithstanding any events operating to excuse the performance by Seafield, this Agreement shall continue in full force for the remainder of its term.

SECTION 6. CONFIDENTIALITY

Except as otherwise required under applicable law, Seafield and HORL agree to maintain as confidential and not to disclose to any third party any and all information provided by one party to another or otherwise obtained by one party from another party in the performance of this Agreement. The provisions of this
Section 6 shall survive the termination of this Agreement.

SECTION 7. ENFORCEMENT

HORL and Seafield acknowledge and agree that a remedy at law for any breach of
Section 6 hereof would be inadequate, and each agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provisions of such Section 6 hereof without the necessity of proof of actual damage. If the scope of any restriction contained in Section 6 hereof is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and HORL and Seafield each agrees and consents that such scope may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

SECTION 8. MISCELLANEOUS

8.1 Notice. Any notice or other communication required or permitted hereunder shall be made in writing and shall be delivered personally, sent by certified or registered mail (postage prepaid), telegraphed or sent by facsimile transmission or telex, and shall be deemed given when so delivered personally, telegraphed, sent by facsimile transmission or telexed, or, if mailed, five days after the date of deposit in the United States mails, addressed as follows or as specified hereafter in writing delivered as provided herein:
     To Seafield:     Seafield Capital Corporation
                      2600 Grand - Suite 500
                      Kansas City, Missouri 64108
                      Attention: Chairman

     To HORL:         Home Office Reference Laboratory, Inc.
                      10310 W. 84th Terrace
                      Lenexa, Kansas 66214
                      Attention: President

8.2 Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri.

8.3 Entire Agreement. The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement. Along with Section 7 of the Previous Services Agreement relating to the Transition Agreement (which is hereby incorporated herein by reference), this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, undertakings, representations and agreements, if any, of the parties hereto.

8.4 Amendment and Waivers. This Agreement may not be amended except upon the written consent of the parties hereto. By an instrument in writing, either party may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof. No partial exercise of any right, remedy or power hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity.

8.5 Severability. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

8.7 Interpretation of Agreement. The section and other headings used in this Agreement are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement. The term "person" shall include any individual, partnership, joint venture, corporation, trust, unincorporated organization, any other business entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

8.8 Further Assurances. Subject to the terms and conditions hereof, each party agrees to use its best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as expeditiously as practicable, including, without limitations, the performance of such further acts or the execution and delivery of any additional instruments or documents as any party may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   SEAFIELD CAPITAL CORPORATION
                                   By: /s/ Tom Grant
                                      -----------------------------------
                                      Chairman

                                   HOME OFFICE REFERENCE LABORATORY, INC.
                                   By: /s/ Kenneth A. Stelzer
                                      -----------------------------------
                                      President